UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

November 5, 2020
Date of Report (Date of earliest event reported)

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 West Washington Street, Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	FSLR	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers

On November 5, 2020, Raffi Garabedian, Co-Chief Technology Officer of First Solar, Inc. (the “Company”), notified the Company of his decision to step down from his position as Co-Chief Technology Officer, effective as of November 5, 2020, and to retire from the Company, effective as of March 31, 2021. Prior to the effective date of his retirement, Mr. Garabedian will remain with the Company as an employee. Also effective as of November 5, 2020, Markus Gloeckler, Co-Chief Technology Officer, has become the Company’s sole Chief Technology Officer. Mr. Gloeckler currently reports to the Chief Executive Officer.

Mr. Gloeckler, age 47, joined the Company in 2005. He is driving the Company’s Series 6 module platform and has served in progressively more senior roles in research and development, including as Senior Vice President – Module Research & Development since 2019, Chief Scientist since 2016, and Vice President – Research since 2012, before being appointing Co-Chief Technology Officer. Mr. Gloeckler earned an undergraduate degree in microsystems engineering from Regensburg University of Applied Sciences in Germany and a PhD in physics from Colorado State University.

Mr. Gloeckler entered into an employment agreement and change in control severance agreement with the Company (the “employment agreement”), effective August 10, 2020. Under the employment agreement, among other things, Mr. Gloeckler is entitled to an annual base salary of $390,000 (subject to periodic increases at the Company’s discretion) and the opportunity to participate in the Company’s annual bonus program, with a target bonus percentage of 70% of his annual base salary. Mr. Gloeckler is eligible to participate in the Company’s standard employee benefit programs and will be entitled to benefits consistent with those provided to other associates of the Company and any other benefits that the Company may, in its sole discretion, elect to grant to him from time to time. All payments made to Mr. Gloeckler pursuant to his employment agreement are subject to clawback by the Company to the extent required by applicable law.

In the event of a termination of employment by the Company without cause prior to a change in control (each as defined in the employment agreement) or after the two-year period following a change in control (such two-year period, the “change in control protection period”), subject to delivery of a release of claims, Mr. Gloeckler will be entitled to cash severance equal to 12 months’ salary continuation, as well as medical coverage until the earlier of 12 months or such time as Mr. Gloeckler is covered under a medical benefits plan of a subsequent employer. In addition, in the event of a termination of employment by the Company without cause outside the change in control protection period or due to his death or disability (whether prior to or following a change in control), any equity awards (or portion thereof) granted to Mr. Gloeckler that would have vested or become exercisable by their terms within 12 months following such date of termination of employment will become vested or exercisable as of such date of termination of employment, other than any performance awards granted after August 10, 2020, which will be subject to their own vesting terms.

In the event of a termination of employment by the Company without cause or for good reason (as defined in the employment agreement), in each case, within the change in control protection period, subject to a delivery of a release of claims, Mr. Gloeckler will be entitled to receive (i) cash severance equal to two times the sum of (a) his annual salary and (b) the greater of his target bonus or his average bonus during the preceding three years, (ii) a prorated target bonus, (iii) continued health benefits for 18 months, (iv) up to $20,000 in expenses for outplacement services, and (v) full vesting of all of his respective equity awards, other than any performance awards granted after August 10, 2020, which will be subject to their own vesting terms.

The foregoing description of the material terms of Mr. Gloeckler’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, which has been filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020.

Mr. Gloeckler is subject to certain restrictions on competition and solicitation during his employment with the Company and for one year thereafter, as well as separate confidentiality and intellectual property obligations, each pursuant to agreements the terms of which are consistent in all material respects to those that the Company has previously entered into with its other executive officers.

Mr. Gloeckler is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. He is not expected to serve on any board committee and he does not have family relationships with any other director or executive officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: November 9, 2020	By:	/s/ JASON DYMBORT
	Name:	Jason Dymbort
	Title:	General Counsel & Secretary

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